Exhibit 2.1

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------


THIS EMPLOYMENT AGREEMENT ("Employment Agreement") is made and entered into as of the

       16th day of January, 2004 (the "Commencement Date"), by and between

               Nanobac Pharmaceuticals, Inc. (the "Company"), and

             E. Olavi Kajander, MD, PhD, an individual ("Employee").

WITNESSETH: WHEREAS, the Company operates as Nanobac Pharmaceuticals, Inc. (such activities, together with all other activities of the Company and its subsidiaries, if any, as conducted at or prior to the termination of this Employment Agreement, and any future activities reasonably related thereto which are contemplated by the Company and/or its subsidiaries at the termination of this Employment Agreement identified in writing by the Company to Employee at the date of such termination, are hereinafter referred to as the "Business Activities");

WHEREAS, Employee is a renown scientist in the field generally described as nanobacteriology and desires to continue her research in this filed and advance the science of nanobacteriology; and

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company upon the terms and conditions set forth in this Employment Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement.

2. TERM OF EMPLOYMENT. The term of employment of Employee by the Company pursuant to this Employment Agreement shall be for the period of Five (5) years commencing on the Commencement Date and ending on the fifth year anniversary of the Commencement Date, or such earlier date that Employee's employment is terminated in accordance with the provisions of this Employment Agreement ("Employment Period"); provided however, that the Employment Period shall automatically be extended for a successive one year period, if Employee consents in writing, unless the Company gives Employee thirty (30) days written notice prior to the end of such year that it does not intend to extend the term of the Employment Period.

3. RESTRICTION ON OUTSIDE EMPLOYMENT. During the Employment Period of Five (5) years, Employee shall not be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, provided, however, that this restriction shall not be construed as preventing Employee from investing her personal assets in a business which does not compete with the Company or its subsidiaries or with any other company or entity affiliated with the Company, where the form or manner of such investment will not require services of any significance on the part of Employee in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor or advisor. Exception may be granted after review by the Company. Such exception may be made by the Board of Directors ("Board") of the Company and must be in writing and made as a part of this Employment Agreement. Notwithstanding the foregoing, the Company recognizes that Employee has conducted joint research projects with governmental, educational and private partners and that these joint projects have resulted in valuable technical developments. Company agrees to allow Employee to continue such joint research activities so long as the Company may reasonably protect its intellectual property assets.

4. WORK CHARTER. Employee is and shall be employed in the capacity of and shall have the title of Director of Science, Nanobac Pharmaceuticals, Inc. research projects in the near term will be in the following areas:

                                      (1)

     a. Nanobacteria - pure research to build study data to determine application possibilities,
     b.   Pathological calcification eradication,
     c.   New cures/eradication applications,
     d. Studies of the human anatomy and the potentials of the research defined in a, b, and c (above),
     e.   Applications to animals,
     f. Authorized publishing of findings in the required media form to educate the medical profession and those associated with peripheral interest,
     g. Attend seminars/education programs to introduce the technology and uses,
     h. Investigate with approved selected physicians and/or scientists the required testing to substantiate the research and give credibility to therapeutics,
     i. Share/Exchange knowledge with authorized scientists, researchers, physicians and staff members.

5. COMPENSATION. During the Employment Period, subject to all the terms and conditions of this Employment Agreement and as compensation for all services to be rendered by Employee under this Employment Agreement, the Company shall pay to or provide Employee with the following:

     a. BASE SALARY. Upon execution of this Employment Agreement, the Company shall pay to Employee a base annual salary at the rate of Two Hundred and Fifty Thousand Dollars ($250,000.00) per year through the end of the term of the Employment Agreement and any extensions thereof, payable at such intervals (26 pay periods per year) as salaries are paid generally to other employees of the Company. Compensation and benefits to Employee shall begin upon the first bona fide day of physical employment for the Company. Certification of actual start date will be attached to this Employment Agreement as Addendum A.

     b. SIGNING BONUS. Upon execution of this Employment Agreement, Employee will be entitled to Two Hundred and Fifty Thousand Dollars ($250,000) as a signing bonus to be paid under the following terms and conditions:

          i.   Seventy Five Thousand Dollars ($75,000) due upon signing.
          ii. One Hundred Seventy-Five Thousand Dollars ($175,000) due and payable the later of when the Company raises in excess of Five Million Dollars ($5,000,000) of capital or two (2) years from the Commencement Date.

     c. EQUITY. The Company will issue Five Million (5,000,000) shares of its common stock (NNBP) in exchange for Employee's Six Thousand (6,000) common shares of Nanobac OY.

     d. BONUS. Employee will participate in any Executive Incentive Plan or other employee bonus plans put in place by the Company.

     e. VACATION AND OTHER BENEFITS. Employee shall be entitled to four (4) weeks (20 working days = 4 weeks vacation) paid vacation after each 12 month period worked for the Company. Vacation days not used during the calendar year may not be carried into subsequent years.

     f. NEW DISCOVERIES. The Company agrees to establish in 2004 an equity-based incentive plan for new intellectual property discoveries. Employee shall be eligible to participate in this plan.

     g. The Company agrees to provide medical insurance coverage for Employee. The Company agrees to make available at Employee's expense medical insurance for members of Employee's immediate family.

     h. The Company will provide life insurance on Employee's life equal to one (1) times Employee's base salary. The beneficiary of this life insurance is to be determined by Employee.

     i.   The Company will provide long term disability insurance for Employee.

     j. The Company will pay for the legal fees incurred regarding the USA visa, immigration or Green Card application processes for Employee and her immediate family as long as this Employment Agreement is in effect. The Company will make attorney arrangements for these processes, but will not be responsible for legal fees incurred by Employee outside of the arrangements made specifically by the Company on Employee's behalf.

                                      (2)

     k. The Company agrees to pay the reasonable cost associated with relocation of Employee from her current residence in Houston to a new residence in Tampa, Florida, or such other site agreed upon by the parties.

     l. The Company agrees to provide to Employee with a housing allowance of _______________ Dollars ($__________) per month and a transportation allowance of __________________ Dollars ($__________) per month during the Employment Period.

     The Company may provide Employee with other benefits. In the event the Company provides other benefits not specifically stated herein, these other benefits shall be specified and attached hereto as Exhibit: Other Benefits.

6. EXPENSES. The Company shall reimburse Employee for all reasonable, ordinary and necessary expenses including, but not limited to, automobile and other business travel and customer entertainment expenses incurred by her in connection with her employment hereunder in accordance with the written policy and guidelines of the Company in effect at the time such expenses were incurred, provided, however, Employee shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of the Internal Revenue Service as a condition precedent to such reimbursement. If the Company objects to any reimbursement sought by Employee, the Company must make such objection within three (3) months of Employee's request for such reimbursement. Objection shall be made by delivering the objection to Employee in writing, such writing identifying the reimbursement objected to and stating the reason for such objection.

7. ADHERENCE TO STANDARDS. Employee shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company consistent with Employee's position and level of authority.

8. REVIEW OF PERFORMANCE. The Chief Executive Officer of the Company shall periodically review and evaluate the performance of Employee under this Employment Agreement with Employee.

9. TERMINATION WITH CAUSE BY THE COMPANY. This Employment Agreement may be terminated with Cause (as hereinafter defined) by the Company provided that the Company shall:

     a.   Give Employee the Notice of Termination (as hereinafter defined), and
     b. Pay Employee her annual base salary through the Date of Termination (as hereinafter defined) at the rate in effect at the time the Notice of Termination is given plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of the Date of Termination, but which have not yet been paid.
     c. Notwithstanding the foregoing, the Company's obligation to pay the annual base salary shall survive the first twelve months of the Employment Period.

10. TERMINATION WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON BY EMPLOYEE. This Employment Agreement may be terminated by the Company:

     a.   At the end of the term of employment,
     b.   During the term of employment without cause as hereinafter defined, or
          c. By reason of the Death or Disability of Employee.

     In the event of termination by Employee for Good Reason, the Company shall pay to Employee the earned compensation and other benefits described in the Section entitled Compensation of this Employment Agreement to the Date of Termination. Notwithstanding the foregoing, the Company's obligation to pay the annual base salary shall survive the first twelve months of the Employment Period.

11. MUTUAL DECISION TO TERMINATE EMPLOYMENT AGREEMENT. This Employment Agreement may be terminated with mutual signed consent of both Parties. In this case, it is hereby agreed by both parties that Employee is entitled to receive all earned wages, benefits and options as of the effective date of such agreement or such last day as agreed to by both Parties. In such case, any benefits not yet earned will automatically revert back to the Company, benefits earned can be exercised on a pro-rata basis and stock of the Company owned or granted may be purchased according to the terms of this Employment Agreement.

                                      (3)

12. DEFINITIONS. In addition to the words and terms elsewhere defined in this Employment Agreement, certain capitalized words and terms used in this Employment Agreement shall have the meanings given to them by the definitions and descriptions in this Section entitled Definitions and elsewhere in this Employment Agreement unless the context or use indicates another or different meaning or intent. The following words and terms are defined terms under this Employment Agreement:

     a. "Disability" shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Employee, impairs Employee's ability to substantially perform her duties under this Employment Agreement as an employee and as a result of which he shall have been absent from his duties with the Company on a full-time basis for the period prior to which Employee becomes eligible to receive benefits under the Company-provided long term disability insurance..

     b. A termination with "Cause" shall mean a termination of this Employment Agreement by reason of a good faith determination by the Board that
          Employee:

          i. Failed to substantially perform his duties with this Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties;
          ii. Has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise; or
          iii. Has materially breached the terms of this Employment Agreement. No act, or failure to act, on Employee's part shall be grounds for termination with Cause unless he has acted or failed to act with an absence of good faith or without a reasonable belief that her action or failure to act was in or at least not opposed to the best interests of the Company. Employee shall not be deemed to have been terminated with Cause unless there shall have been delivered to Employee a letter setting forth the reasons for the Company's termination of Employee with Cause.

     c. "Good Reason" shall mean the occurrence of any of the following events without Employee's prior express written consent:

          i. Any material change in Employee's status, title, authorities or responsibilities under this Employment Agreement which represents a demotion from such status, title, position or responsibilities, which are materially inconsistent with her status, title, position or work responsibilities set forth in this Employment Agreement, or any removal of Employee from, or failure to appoint, elect, reappoint or reelect Employee to, any of such positions, except in connection with the termination of his employment with Cause, or as a result of his death or Disability, provided, however, that no change in title, authorities or responsibilities customarily attributable solely to the Company ceasing to be a publicly traded corporation shall constitute Good Reason hereunder;
          ii. The failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Employee participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Employee's participation therein, or any action by the Company which would directly or indirectly materially reduce her participation therein or reward opportunities thereunder; provided, however, that Employee continues to meet all eligibility requirements thereof;
          iii. The failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which Employee participates), or any material fringe benefit or prerequisite enjoyed by her unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Employee's participation therein, or any action by the Company which would directly or indirectly materially reduce her participation therein or reward opportunities thereunder, or the failure by the Company to provide her with the benefits to which he is entitled under this Employment Agreement; provided, however, that Employee continues to meet all eligibility requirements thereof;
          iv. Any other material breach by the Company of any provision of this Employment Agreement;

                                      (4)

          v. The failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Employment Agreement, as contemplated in the Section entitled Indemnification Agreement hereof;
          vi. Any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Employment Agreement; and for purposes of this Employment Agreement, no such purported termination shall be effective; or vii. Any Change of Control (as defined herein) of the Company.

d. Change of Control. "Change of Control" shall be deemed to have occurred when:

          i. Securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer by a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates;
          ii. A merger or consolidation is consummated in which the Company is a constituent corporation and which results in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of the Company;
          iii. A sale is consummated by the Company of substantially all of the Company's assets to a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates; or
          iv. During any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election for each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period
               .
          v. Notice of Termination. "Notice of Termination" shall mean a written notice which shall indicate the specified termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Employee shall be communicated by a Notice of Termination to the other party hereto in accordance with the Section entitled Notices of this Employment Agreement.
          vi. Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a termination pursuant to the Section titled Termination Without Cause By The Company Or For Good Reason By Employee of this Employment Agreement shall not be less than sixty (60) days, and in the case of a termination pursuant to this Section, titled Definitions, of this Employment Agreement shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided, however, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined by either mutual written agreement of the parties or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been taken).

13. FEES AND EXPENSES. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Employee as a result of a contest or dispute over Employee's termination of employment if such contest or dispute is resolved in Employee's favor.

14. NOTICES. Notices and all other communications provided for in this Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the President with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

o Company at: Alex H. Edwards III, CEO and President, Nanobac Pharmaceuticals Inc, 2727 West M L King Blvd, Suite 850, Tampa, FL 33607.

o    Employee at: E. Olavi Kajander, MD, PhD, __________________________________

                                      (5)

15. "KEY MAN" LIFE INSURANCE. The Company may, at any time after the execution of this Employment Agreement, apply for and procure as owner and for its own benefit, life insurance on Employee, in such amounts and in such form or forms as the Company may determine. Employee shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Employee hereby represents that to his knowledge he is in excellent physical and mental condition and is not under an addicting influence of alcohol, drugs or similar substance.

16. PRIOR EMPLOYMENT AGREEMENTS. This Employee Agreement is predicated upon and not effective until the release of Employee by the board of directors of Nanobac OY for employment under this Employment Agreement. Employee represents and warrants that Employee's performance of all the terms of this Employment Agreement and as an employee of the Company does not, and will not, breach any employment agreement, arrangement or understanding or any agreement, arrangement or understanding to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee's employment by the Company. Employee has not entered into, and shall not enter into, any agreement, arrangement or understanding, either written or oral, which is in conflict with this Employment Agreement or which would be violated by Employee entering into, or carrying out his obligations under, this Employment Agreement.

17. PROPRIETARY INFORMATION AND INVENTIONS. Employee understands and acknowledges that:

     a. Upon execution of this Employment Agreement, Employee will also execute Patent Assignment Agreement attached as Exhibit A.

     b. Employee shall not, directly or indirectly, either during the term of the Employee's employment under this Employment Agreement or thereafter, disclose to anyone (except in the regular course of the Company's business or as required by law or to a party bound to the Company by a similar duty of nondisclosure), or use in any manner, any information acquired by the Employee during his employment by the Company with respect to any clients or customers of the Company or any confidential or secret aspect of the Company's operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Employee. Information subject to the provisions of this paragraph shall include, without limitation:

          i. Procedures for computer access and passwords of the Company's clients and customers, program manuals, user manuals, or other documentation, run books, screen, file, or database layouts, systems flowcharts, and all documentation normally related to the design or implementation of any computer programs developed by the Company relating to computer programs or systems installed either for customers or for internal use;
          ii. Lists of present clients and customers and the names of individuals at each client or customer location with whom the Company deals, the type of equipment or computer software they purchase or use, and information relating to those clients and customers which has been given to the Company by them or developed by the Company, relating to computer programs or systems installed;
          iii. Lists of or information about personnel seeking employment with or who are employed by the Company; iv. Prospect lists for actual or potential clients and customers of the Company and contact persons at such actual or potential clients and customers;
          v.   Any other information relating to Nanobac Pharmaceuticals, Inc.
               and/or the Company's research, formulae, development, trade secrets, inventions, purchasing, plans, studies, engineering, marketing, merchandising, and selling.

     c. Employee shall not, directly or indirectly, either during the term of employment under this Agreement or for a period of five (5) years thereafter or for five (5) months following the Termination Date if this Employment Agreement is terminated by the Company other than for Cause or by Employee for Good Reason;

          i. Solicit, directly or indirectly, the services of any person who was a full-time employee of the Company, its subsidiaries, divisions, or affiliates, or solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions, or affiliates, in each case at any time during the past year of the term of Employee's employment under this Employment Agreement. For purposes of this Employment Agreement, the term "person" shall include natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, and governments, or any agencies, instrumentalities, or political subdivisions thereof.

                                      (6)

          ii. Induce employees of the Company to terminate their employment with the Company or engage in any Competitive Business in the United States; provided, however, that the ownership of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market or the ownership and/or operation of a franchise under a franchise agreement with the Company shall not be deemed engaging any Competitive Business. "Competitive Business" shall mean Pharmaceutical Research and/or Pharmaceutical Product Development, Nanobacterial Research and/or Development of Nanobacterial Diagnostics/Treatment/Therapeutics or any other business that is the same as or similar to the Company concept as it exists on the date of this Employment Agreement or on the Termination Date.

     d. All memoranda, notes, records, or other documents made or composed by Employee, or made available to him during the term of this Employment Agreement concerning or in any way relating to Business Activities or clients shall be the Company's property and shall be delivered to the Company on the termination of this Employment Agreement within seven
          (7) calendar days and at any other time at the request of the Company.

     e.

          i. Employee hereby assigns and agrees to assign to the Company all his rights to and title and interest to all Inventions, and to applications for United States and foreign patents and United States and foreign patents granted upon such Inventions and to all copyrightable material or other works related thereto developed while in the employ of the Company.
          ii. Employee agrees for himself and his heirs, personal representatives, successors, and assigns, upon request of the Company, to at all times do such acts, such as giving testimony in support of Employee's inventorship, and to execute and deliver promptly to the Company such papers, instruments, and documents, without expense to him, as from time to time may be necessary or useful in the Company's opinion to apply for, secure, maintain, reissue, extend, or defend the Company's worldwide rights in the Inventions or in any or all United States patents and in any or all patents in any country foreign to the United States, so as to secure to the Company the full benefits of the Inventions or discoveries and otherwise to carry into full force and effect the text and the intent of the assignment set out in this Section, Proprietary Information And Inventions.
          iii. Notwithstanding any provision of this Employment Agreement to the contrary, the Company shall have the royalty-free right to use in its business, and to make, have made, use, and sell products, processes, and services to make, have made, use, and sell products, processes, and services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements thereof and know-how related thereto, that are not inventions as defined herein, but which are made or conceived by Employee during his employment by the Company or with the use or assistance of the Company's facilities, materials, or personnel. If the Company determines that it has no present or future interest in any invention or discovery made by Employee under this paragraph, the Company shall release such invention or discovery to Employee within Sixty (60) days after Employee's notice in writing is received by the Company requesting such release. If the Company determines that it does or may in the future have an interest in any such invention or discovery, such information will be communicated to Employee within the 60-day period described above.
          iv. For purposes of this Employment Agreement, "Inventions" means inventions, discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of the Company with which Employee becomes acquainted as a result of his employment by the Company.

f. Employee acknowledges that the agreements provided in this Section, Proprietary Information And Inventions, were an inducement to the Company entering into this Employment Agreement and that the remedy at law for breach of Employee's covenants under this Section, Proprietary Information And Inventions, will be inadequate and, accordingly, in the event of any breach or threatened breach by Employee of any provision of this Section, Proprietary Information And Inventions, the Company shall be entitled, in addition to all other remedies, to an injunction restraining any such breach.

                                      (7)

18. REMEDIES. Employee acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate. It is agreed that the Company shall be entitled to, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

19. SUCCESSORS. This Employment Agreement shall be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

20. BINDING EFFECT. This Employment Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Employee's estate.

21. MODIFICATION AND WAIVER. No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

22. HEADINGS. Headings used in this Employment Agreement are for convenience only and shall not be used to interpret or construe its provisions.

23. SEVERABILITY. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that while the Company and Employee consider the restrictions contained in this Employment Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Employment Agreement is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

24. GOVERNING LAW. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of Florida and Hillsborough County. Venue shall be in Hillsborough County, Florida, the court of competition jurisdiction located nearest to Hillsborough County, Florida, or such other jurisdiction agreed to by the parties.

25. ARBITRATION. Any controversy or claim arising out of or relating to this Employment Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief shall be settled by arbitration in accordance with the commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. The evidentiary and procedural rules in such proceedings shall be kept to the minimum level of formality that is consistent with the Rules. Arbitration shall be before a three-arbitrator panel. One arbitrator shall be named by the Company, a second shall be named by Employee and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, the third arbitrator shall be named by the American Arbitration Association. Arbitration shall occur in Tampa, Florida or such other location agreed to by the Company and Employee. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees incurred in connection with the arbitration and any judicial proceedings related thereto.

                                      (8)

26. EXECUTIVE OFFICER STATUS. Employee acknowledges that he may be deemed to be an "executive officer" of the Company for purposes of the Securities Act of 1993, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act") and, if so, he shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to her in a timely and non-delinquent manner. In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, Employee shall provide to the Company such information about Employee as the Company shall reasonably request including, but not limited to, information relating to personal history and stockholdings. Employee shall report to the general counsel of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company common stock deemed to be beneficially owned by Employee and/or any members of Employee's immediate family.

27. PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require. As used in this Employment Agreement and as context requires: (1) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender, (2) words in the singular shall mean and include the plural and vice versa, and (3) the word "may" gives sole discretion without any obligation to take any action.

28. COUNTERPARTS. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one document.

29. EXHIBITS. Any Exhibits attached hereto are incorporated herein by reference and are an integral part of this Employment Agreement.

          IN WITNESS WHEREOF, this Employment Agreement has been duly executed by the Company and Employee as of the date first above written.


Company: /s/ Alex H. Edwards III                          Date: January 20, 2004
        ------------------------
             Alex H. Edwards III
             CEO and President
             Nanobac Pharmaceuticals, Inc.


Employee:  /s/ E. Olavi Kajander, MD, PhD                 Date: January 20, 2004
          -------------------------------
               E. Olavi Kajander, MD, PhD,

                                      (9)

                           Patent Assignment Agreement
                           ---------------------------

Patent Assignment Agreement shall contain the following provisions:

     Outright assignment of all of Olavi's and Neva's interests in issued nonobacteria related patents and pending patent applications.

     Outright assignment of inventions and other IP created during Neva's and Olavi's employment with Nanobac

License back by Nanobac to Olavi and Neva of issued patents and pending patent applications as of the date of the employment agreement, with the following terms.

     License shall take effect upon termination of employment with Nanobac

     License shall be worldwide, royalty-free through the term of the issued patents

     License shall be limited to products or services which do not infringe existing Nanobac products, Nanobac products under development as of the termination of employment, or products produced by Nanobac licensees under license from Nanobac.